Exhibit 21.1

SUBSIDIARY OF SAKER AVIATION SERVICES, INC.

The following is our subsidiary as of December 31, 2025 that is required to be disclosed pursuant to Item 601(b)(21) of Regulation S-K.

Subsidiary Company	Jurisdiction of Incorporation or Organization
FirstFlight Heliports, LLC d/b/a Saker Aviation Services, Inc.	New York